Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-166258) of Chatham Lodging Trust of our report dated October 26, 2010 relating to the financial statements of Moody National Three Property Portfolio, which appears in the Current Report on Form 8-K/A of Chatham Lodging Trust dated October 27, 2010.
/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
October 26, 2010